                                                                    EXHIBIT 99.0

May 22, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by AutoBond Acceptance Corporation (copy attached), which we understand were filed with the Commission, pursuant to the requirements of Item 4 of Form 8-K, as part of the Company's Form 10-Q report for the quarter ended March 31, 1998. We agree with the statements concerning our Firm in such Form 10-Q except for the following clarification:

Reportable conditions should be defined in accordance with Statement of Auditing Standards No. 60 ('SAS 60') as ' . . . matters coming to the auditor's attention that, in his judgment, should be communicated . . . because they represent significant deficiencies in the design or operation of internal control, which could adversely affect the organization's ability to record, process, summarize, and report financial data consistent with the assertion of management in the financial statements.'

Additionally, SAS 60 and generally accepted accounting principles do not address disclosure of reportable conditions in the financial statements, therefore, the statement ' . . . none of which conditions were deemed material to the point of requiring financial statement disclosure' is inapplicable. However, none of the reportable conditions were believed to be material weaknesses under SAS 60, which 'is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.'

                                          Very truly yours,
                                          Coopers & Lybrand L.L.P.